Exhibit 107
Calculation of Filing Fee Table
424B2
(Form Type)
U.S. Bancorp
(Exact Name of Registrant as Specified in its Charter)
(Translation of Registrant’s Name into English)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	4.60% Senior Notes	457(r)	$25,000,000	100.00%	$25,000,000	0.00015310	$3,827.50

	Total Offering Amounts					$25,000,000

	Total Fees Previously Paid							$0.00

	Net Fee Due							$3,827.50

(1)
The filing fee is calculated in a
ccor
dance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-270467 filed on March 10, 2023.